Registration No. 333-______

     As filed with the Securities and Exchange Commission on April 19, 2004


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             Brookline Bancorp, Inc.
             (Exact Name of Registrant as Specified in its Charter)

            Delaware                                     04-3402944
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
 Incorporation or Organization)

                              160 Washington Street
                       Brookline, Massachusetts 02447-0469
                    (Address of Principal Executive Offices)

                             _______________________


                 Brookline Bancorp, Inc. 2003 Stock Option Plan
           Brookline Bancorp, Inc. 2003 Recognition and Retention Plan
                            (Full Title of the Plans)


                                   Copies to:
       Richard P. Chapman, Jr.
President and Chief Executive Officer             Robert B. Pomerenk, Esquire
       Brookline Bancorp, Inc.               Luse Gorman Pomerenk & Schick, P.C.
        160 Washington Street               5335 Wisconsin Ave., N.W., Suite 400
 Brookline, Massachusetts 02447-0469               Washington, D.C.  20015
          (617) 730-3500                                (202) 274-2000
     (Name, Address and Telephone
     Number of Agent for Service)




     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. :


                         CALCULATION OF REGISTRATION FEE

====================================================================================================================

         Title of                                     Proposed               Proposed
        Securities                Amount               Maximum                Maximum               Amount of
          to be                   to be            Offering Price            Aggregate            Registration
        Registered            Registered (1)          Per Share           Offering Price               Fee
--------------------------------------------------------------------------------------------------------------------

Common stock, par value
$0.01 per share               1,250,000 (4)          $14.335 (3)            $17,918,750              $2,270

--------------------------------------------------------------------------------------------------------------------

Common stock, par value    1,365,000 (5)             $14.95 (2)             $20,406,750              $2,586
$0.01 per share            1,135,000 (6)             $14.335(3)             $16,270,225              $2,062

--------------------------------------------------------------------------------------------------------------------

       Totals              3,750,000                                        $54,595,725              $6,918

====================================================================================================================

-----------------------------
(1) Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Brookline Bancorp, Inc. 2003 Stock Option Plan (the "Stock Option Plan") and the Brookline Bancorp, Inc. 2003 Recognition and Retention Plan (the "Recognition and Retention Plan") as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Brookline Bancorp, Inc. pursuant to Rule 416(a) under the Securities Act of 1933.

(2) Determined by reference to the exercise price of options pursuant to Rule 457(h)(1) under the Securities Act of 1933.

(3) Determined by reference to the fair market value of the common stock on April 15, 2004, pursuant to Rule 457(c) under the Securities Act of 1933.

(4) Represents the number of shares of common stock awarded (1,158,000 shares) and available for award (92,000 shares) under the Recognition and Retention Plan.

(5) Represents the number of shares of common stock that may be issued pursuant to the exercise of granted options under the Stock Option Plan.

(6) Represents the number of shares of common stock that may be issued pursuant to the exercise of options that are available for grant under the Stock Option Plan.

     This   Registration   Statement  shall  become  effective  upon  filing  in
accordance with Section 8(a) of the Securities Act of 1933 and Rule 462 thereunder.

PART I.

Items 1 and 2. Plan Information and Registrant Information and Employee Plan Annual Information

     The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Stock Option Plan and the Recognition and Retention Plan (collectively, the "Plans") as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

     Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

Item 3.  Incorporation of Documents by Reference

     The  following  documents  previously  or  concurrently  filed by Brookline
Bancorp, Inc. (the "Company") with the Commission are hereby incorporated by reference in this Registration Statement:

     a) The Company's Annual Report on Form 10-K for the year ended December 31, 2003 (Commission File No. 0-23695), filed with the Commission pursuant to
Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

     b) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by the Annual Report referred to in (a) above; and

     c) The description of the common stock of the Company contained in the Registration Statement on Form 8-A (Commission File No. 000-23695) filed by the Company with the Commission under the Securities Act on July 3, 2002, and all amendments or reports filed for the purpose of updating such description.

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     The Company shall furnish without charge to each person to whom the prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Paul R. Bechet, Senior Vice President and Chief Financial Officer, Brookline Bancorp, Inc., 160 Washington Street, Brookline, Massachusetts 02447-0469, telephone number (617) 730-3500.

     All information appearing in this Registration Statement is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.  Description of Securities

     Not applicable.

Item 5.  Interests of Named Experts and Counsel

     None.

Item 6.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law ("DGCL"), among other things, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) he shall not have been adjudged liable to the corporation. Any such indemnification (unless ordered by a court) may be made by the corporation only as authorized in each specific case by the corporation upon a determination that indemnification of the present or former director, officer, employee or agent is proper because such person has met the applicable standard of conduct, which indemnification shall be made in the case of a director or officer at the time of the determination by the shareholders, a majority vote of disinterested directors, a committee of disinterested directors or by independent legal counsel in a written opinion, if no such directors.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him against such liability under
Section 145.

     Article TENTH and ELEVENTH of the Certificate of Incorporation of Brookline Bancorp, Inc. (referred to below in this Item 6 as the "Corporation") set forth circumstances under which directors, officers, employees and agents of the Corporation may be indemnified against liability or absolved from liability that they incur in their capacities as such:

     TENTH:

     A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

     C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In
(i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

     D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

     E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

     ELEVENTH:

     A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

     In addition, the Company has entered into Employment Agreements with Richard P. Chapman, Jr. and Charles H. Peck pursuant to which the Company has undertaken contractually to provide indemnification in the manner described above.

Item 7.  Exemption From Registration Claimed.

     Not applicable.

Item 8.  List of Exhibits.


Regulation S-K                                                                  Reference to Prior Filing or
Exhibit Number                      Document                                    Exhibit No. Attached Hereto
--------------                      --------                                    ---------------------------

     4         Form of Common Stock Certificate (Incorporated by reference to
               Exhibit 4 to the Registration Statement on Form S-1
               (Commission File No. 333-85980), originally filed by the Company under the Securities Act of 1933 with the Commission on April 10, 2002, and all amendments or reports filed for the purpose of updating such description).

     5        Opinion of Luse Gorman Pomerenk & Schick, P.C.                    Attached as Exhibit 5

     10.1     Brookline Bancorp, Inc. 2003 Stock Option Plan                                 *

     10.2     Brookline Bancorp, Inc. 2003 Recognition and                                   *
              Retention Plan.

     23.1     Consent of Luse Gorman Pomerenk &
              Schick, P.C.                                                      Contained in Exhibit 5

     23.2     Consent of KPMG LLP                                               Attached as Exhibit 23.2

     24       Power of Attorney                                                 Contained on Signature Page

_____________________
* Filed as exhibits to the Company's Proxy Statement relating to the Company's August 27, 2003 special meeting of stockholders, filed with the Commission on July 23, 2003, which is incorporated herein by reference.


Item 9.  Undertakings

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Stock Option Plan and the Recognition and Retention Plan; and

     4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Brookline, Massachusetts, on this 15th day of April, 2004.

                                                     BROOKLINE BANCORP, INC.



                                      By:  /s/ Richard P. Chapman, Jr.
                                           -------------------------------------
                                           Richard P. Chapman, Jr.
                                           President and Chief Executive Officer
                                           (Duly Authorized Representative)


                                POWER OF ATTORNEY

     We, the undersigned directors and officers of Brookline Bancorp, Inc. (the "Company") hereby severally constitute and appoint Richard P. Chapman, Jr. as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Richard P. Chapman, Jr. may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of common stock underlying the Brookline Bancorp, Inc. 2003 Recognition and Retention Plan and the Brookline Bancorp, Inc. 2003 Stock Option Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Richard P. Chapman, Jr. shall do or cause to be done by virtue thereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.


Signatures                          Title                         Date



/s/ Richard P. Chapman, Jr.         Director, President and       April 15, 2004
-----------------------------       Chief Executive Officer
Richard P. Chapman, Jr.             (Principal Executive Officer)



/s/ Paul R. Bechet                  Senior Vice President,        April 15, 2004
-----------------------------       Treasurer and Chief Financial
Paul R. Bechet                      Officer (Principal Financial
                                    and Accounting Officer)



/s/ Charles H. Peck                 Director,                     April 15, 2004
-----------------------------       Executive Vice President
Charles H. Peck



/s/ George C. Caner, Jr.            Director, Secretary           April 15, 2004
-----------------------------
George C. Caner, Jr.


/s/ William V. Tripp, III           Director                      April 15, 2004
-----------------------------
William V. Tripp, III

/s/ Peter O. Wilde                  Director                      April 15, 2004
-----------------------------
Peter O. Wilde



/s/ Oliver F. Ames                  Director                      April 15, 2004
-----------------------------
Oliver F. Ames



/s/ Dennis S. Aronowitz             Director                      April 15, 2004
-----------------------------
Dennis S. Aronowitz



/s/ William G. Coughlin             Director                      April 15, 2004
-----------------------------
William G. Coughlin



/s/ Joseph J. Slotnik               Director                      April 15, 2004
-----------------------------
Joseph J. Slotnik



/s/ Hollis W. Plimpton              Director                      April 15, 2004
-----------------------------
Hollis W. Plimpton



/s/ David C. Chapin                 Director                      April 15, 2004
-----------------------------
David C. Chapin



/s/ Rosamond B. Vaule               Director                      April 15, 2004
-----------------------------
Rosamond B. Vaule



/s/ John L. Hall, II                Director                      April 15, 2004
-----------------------------
John L. Hall, II


/s/ Franklin Wyman, Jr.             Director                      April 15, 2004
-----------------------------
Franklin Wyman, Jr.

                                  EXHIBIT INDEX


Exhibit Number             Description

      4 Form of Common Stock Certificate (Incorporated by reference to Exhibit 4 to the Registration Statement on Form S-1
                    (Commission File No. 333-85980), originally filed by the Company under the Securities Act of 1933 with the Commission on April 10, 2002, and all amendments or reports filed for the purpose of updating such description).

      5             Opinion of Luse Gorman Pomerenk & Schick, P.C.

      10.1          Brookline Bancorp, Inc. 2003 Stock Option Plan*

      10.2          Brookline Bancorp, Inc. 2003 Recognition and Retention Plan*

      23.1 Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in the opinion included as Exhibit 5).

      23.2          Consent of KPMG LLP

      23.1 Power of Attorney (contained in the signature page to this Registration Statement).
------------------
* Incorporated by reference to the Company's Proxy Statement relating to the Company's August 27, 2003 special meeting of stockholders, originally filed by the Company with the Commission on July 23, 2003.